Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Aura Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Non-Qualified Stock Option Agreement (Inducement Award) Common Stock, $0.00001 par value per share	Other	676,991 (2)	$7.69 (3)	$5,206,061.00	$0.00013810	$718.96
Equity	Restricted Stock Unit Award Agreement (Inducement Award) Common Stock, $0.00001 par value per share	Other	343,009 (4)	$7.69 (3)	$2,637,740.00	$0.00013810	$364.28
Total Offering Amounts					$7,843,801.00		$1,083.24
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$1,083.24

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.00001 par value per share (the “Common Stock”), which may become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares of the Registrant's Common Stock issuable upon the exercise of non-qualified stock options granted to three newly-hired employees pursuant to the Form of Non-Qualified Stock Option Agreement (Inducement Award) as an inducement material to entry into employment with the Registrant under Nasdaq Listing Rule 5635(c)(4).

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock on the Nasdaq Global Market on August 26, 2026.

(4)

Represents shares of the Registrant's Common Stock issuable upon the settlement of restricted stock units granted to three newly-hired employees pursuant to the Form of Restricted Stock Unit Award Agreement (Inducement Award), as an inducement material to entry into employment with the Registrant under Nasdaq Listing Rule 5635(c)(4).